Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Jerrick Media Holdings, Inc.

We hereby consent to the use of our report dated May 17, 2018 (September 27, 2019 to reflect the retroactive effect of the reverse stock split as disclosed in Note 11), with respect to the consolidated financial statements of Jerrick Media Holdings, Inc., in its registration statement on Form S-1A #1, to be filed on or about December 20, 2019. We also consent to the reference of our firm under the caption “experts” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT
December 20, 2019